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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of Earliest Event Reported): February 23, 1999

                            PRO-FAC COOPERATIVE, Inc.
               (Exact Name of Registrant as Specified in Charter)


             New York                  0-20539                      16-6036816
----------------------------    ----------------------     -----------------------------------
(State or other jurisdiction   (Commission File Number)   (IRS Employer Identification Number)
      of incorporation)

                  90 Linden Oaks, Rochester, New York        14625
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               (Address of Principal Executive Offices)   (Zip Code)

        Registrant's Telephone Number Including Area Code: (716) 383-1850



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Item 5.    Other Events

Acquisition of frozen vegetable business of Agripac, Inc.:

On February 23, 1999, PF Acquisition II, Inc. ("PF Acquisition"), a subsidiary of Pro-Fac Cooperative, Inc. ("Pro-Fac") (Nasdaq: PFACP), announced that it completed the acquisition of the frozen vegetable processing business of Agripac, Inc. ("Agripac"). Agripac, which is currently in bankruptcy, is a farmer cooperative based in Salem, Oregon. Its frozen vegetable processing business represents approximately $130 million in annual sales.

Agrilink Foods, Inc. ("Agrilink"), a wholly owned subsidiary of Pro-Fac, will provide certain management consulting and administrative services to PF Acquisition. The business operates five frozen plant facilities in the states of Oregon and Washington and employs approximately 600 full-time people. It sources crops from approximately 190 growers in the Northwest.

PF Acquisition's purchase of the frozen vegetable processing business of Agripac is not a significant acquisition with respect to Pro-Fac.

Restructuring:

On February 26, 1999, Agrilink announced that it is restructuring its nationwide operations to a one-company organization, effective July 1, 1999.

Agrilink employs about 5,500 people on a full time basis nationwide and this restructuring will result in the reduction of approximately five percent of the overall workforce. Agrilink anticipates recording a charge associated with these restructuring activities of approximately five million dollars in its third quarter ending March 27, 1999.

Management believes a one-company structure is critical in meeting the needs of customers and other stakeholders. The consolidation will provide the focus required to make the best use of all resources.



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                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                     PRO-FAC COOPERATIVE, INC.

Date: March 4, 1999

                                     BY: /s/   Earl L. Powers
                                        ----------------------------
                                               EARL L. POWERS,
                                          VICE PRESIDENT FINANCE AND
                                             ASSISTANT TREASURER
                                       (Principal Financial Officer and
                                         Principal Accounting Officer)

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